Exhibit 99.1

News
For Immediate Release

Memorial Production Partners LP To Acquire Oil and Gas Properties, Announces

Distribution Increase and 2013 Guidance

HOUSTON, TEXAS, November 19, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has signed a definitive agreement to acquire certain oil and gas producing properties offshore Southern California from Rise Energy Partners, LP for a purchase price of $271 million, which includes $3 million of working capital and other customary adjustments. This transaction will have an effective date of September 1, 2012 and is expected to close in December 2012. Terms of the transaction were approved by the Board of Directors of the general partner of MEMP and by the Board’s conflicts committee, which is comprised entirely of independent directors.

Subject to the closing of this transaction, the Board of Directors of MEMP’s general partner approved an increase in the distribution rate to $0.5075 per unit for the fourth quarter of 2012. This distribution rate will represent an annualized amount of $2.03 per unit and a 6.8% increase over the annualized minimum quarterly distribution of $1.90 per unit, as well as a 2.5% increase over the third quarter annualized distribution of $1.98 per unit.

The properties to be acquired, which we refer to as the Beta properties, primarily consist of a 51.75% working interest in three Pacific Outer Continental Shelf blocks covering the Beta Field, and are located in federal waters approximately eleven miles offshore the Port of Long Beach, California. MEMP will be the operator of the Beta properties. Associated facilities include three conventional wellhead and production processing platforms, a 17.5-mile pipeline and an onshore tankage and metering facility. Two of the platforms are bridge connected and stand in approximately 260 feet of water, while the third platform stands in approximately 700 feet of water.

The Beta properties were first discovered in 1976 by Royal Dutch Shell PLC and have been in production since January 1981. As of September 30, 2012, the total estimated proved reserves attributable to the Beta properties were approximately 14.3 MMBbls, based on independent third-party reserve engineering, of which approximately 100% were oil and approximately 70% were classified as proved developed reserves, with a standardized measure (PV-10) of $392.8 million. The average net production associated with the Beta properties for the nine months ended September 30, 2012 was 1,574 Bbls/d, implying a reserve-to-production ratio of approximately 24.9 years.

Transaction Highlights

•	Expected to be accretive to distributable cash flow

•	Assets exhibit a stable long-lived production profile with an estimated average annual proved developed producing decline rate of approximately 5%

•	Diverse distribution of reserve value, with 51 gross (26 net) producing wells, none of which contains in excess of 5% of the total estimated proved reserves

•	High operating margins and modest capital expenditure requirements

•	Multiple low-cost development opportunities, including, drilling, recompletions and injection enhancement opportunities

•	Estimated original oil in place (OOIP) of approximately 940 MMBbls, and cumulative production of approximately 86 MMBbls equates to a current estimated recovery factor of only 9%

•	Diversifies both our asset mix, by adding a significant amount of oil, and our geographic basins

•	Significant percentage of acquired production will be hedged through 2017

•	Acquired reserves represent approximately 14% of MEMP’s pro forma reserves

“We are very excited to announce Memorial’s largest acquisition to date and fifth transaction in our first twelve months of operation. We believe these properties are ideal for an MLP because they are located in a mature, legacy basin characterized by long life oil reserves, stable production with a low decline rate and low risk development drilling opportunities. This acquisition also diversifies our commodity mix by adding a significant amount of oil production and reserves,” said John A. Weinzierl, Chairman, President and Chief Executive Officer of the general partner of MEMP. “Additionally, we are excited to announce, subject to the closing of this transaction, an annualized five cent distribution rate increase to $0.5075 per unit for the fourth quarter.”

Acquired Reserves

The following are the estimated proved reserves and standardized measure (PV-10) attributable to the oil and gas properties to be acquired in this transaction, as of September 30, 2012.

As of September 30, 2012	Oil (MMBLs)	Standardized Measure (PV-10) ($MM)
Proved Developed	10.0	$264.7
Proved Undeveloped	4.3	128.1
Proved Reserves	14.3	$392.8

Financial Highlights

In connection with the closing of this transaction, MEMP has secured commitments from its bank group to expand its borrowing base to $460.0 million from the previous $380.0 million under its $1.0 billion revolving credit facility consisting of 11 participating banks subject to final documentation. MEMP has the ability to finance this transaction through borrowings under its revolving credit facility and promissory notes payable to the seller. MEMP may also seek an interim redetermination of its borrowing base prior to its next scheduled redetermination in April 2013 for any future acquisitions.

Hedging Update

As part of this transaction, MEMP will acquire crude oil hedges from the closing of the acquisition through 2015. The acquired hedges will cover a significant portion of 2013 crude oil volumes as well as volumes in 2014 and 2015. In addition to the acquired hedges and consistent with its hedging policy, MEMP intends to enter into additional crude oil hedges through 2017 that will cover from 65% to 85% of its targeted crude oil production per year.

2013 Guidance

The following 2013 guidance is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s 2013 guidance is based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It also reflects the impact of forecasted growth capital spending, takes into account the impact of the oil and gas producing properties acquired throughout 2012, including those considered transactions between entities under common control, and assumes the completion of the pending Beta acquisition. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2013 Guidance

Annual Production (Bcfe)	28 – 30

Adjusted EBITDA ($MM)(1)	$120 – $124

Distributable Cash Flow ($MM)(1)	$78 – $82

DCF Coverage	1.10x – 1.20x

Maintenance Capex ($MM)	$31

Growth Capex ($MM)	$30 – $40

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although we believe such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

(1)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the "Use of Non-GAAP Financial Measures" section of this press release.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas and East Texas/North Louisiana and, subject to the closing of this transaction, California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute MEMP’s business plan, prices and demand for natural gas and oil, MEMP’s ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. In addition, the estimates of reserves in this press release are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from those that will be used in MEMP’s 2012 Form 10-K. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. MEMP uses certain terms in this news release, such as OOIP, that the SEC’s guidelines strictly prohibit MEMP from including in filings with the SEC. This press release contains estimates of OOIP attributable to the Beta properties. OOIP is merely an indication of the size of a hydrocarbon reservoir and is not an indication of reserves or the quantity of oil that is likely to be produced. You should not assume that estimates of OOIP are comparable to proved or probable reserves or representative of estimates of future production from the Beta properties. It is not possible to measure OOIP in an exact way, and estimating OOIP is inherently uncertain. OOIP has been estimated based on subjective analysis of geological and other relevant data applicable to the Beta properties, including assumptions regarding area, thickness, porosity and saturation. Changes in these factors or inaccuracies in our assumptions could materially alter the estimates of OOIP. Investors are urged to consider closely the disclosure in MEMP’s filings with the SEC, which you can obtain from the SEC’s website at www.sec.gov.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition costs; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets; amortization of investment premium; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support MEMP’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP are generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

2013 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2013 Adjusted EBITDA Guidance

(In millions)

	Low For Year Ended December 31 2013	High For Year Ended December 31 2013
Calculation of Adjusted EBITDA:
Net income	$66	$70
Interest expense	11	11
Net operating cash flow from acquisitions, effective date through closing date	—	—
Depletion, depreciation, and amortization	43	43

Adjusted EBITDA	$120	$124

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$109	$113
Changes in working capital	—	—
Net operating cash flow from acquisitions, effective date through closing date	—	—
Interest expense	11	11

Adjusted EBITDA	$120	$124

Contact

Memorial Production Partners LP

Ronnetta Eaton—Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com